Exhibit 10.2

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of November 11, 2020, is made by and among Jaws Sponsor LLC, a Delaware limited liability company (the “Sponsor”), the other holders of JAWS Class B Shares set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), Jaws Acquisition Corp., a Cayman Islands exempted company (“JAWS”), Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (the “Seller”), and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”). The Sponsor, the Other Class B Holders, JAWS, the Seller and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, JAWS, Jaws Merger Sub, LLC, the Seller and the Company are concurrently entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Class B Holders will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of JAWS.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.       Agreement to Vote. Each Class B Holder hereby agrees to vote at any meeting of the shareholders of JAWS, and in any action by written resolution of the shareholders of JAWS, all of such Class B Holder’s JAWS Class B Shares (together with any other Equity Securities of JAWS that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject JAWS Equity Securities”) in favor of the Transaction Proposals.

2.       Waiver of Anti-dilution Protection. Each Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of JAWS, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the JAWS Class B Shares held by him, her or it convert into JAWS Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3.       Transfer of Shares.

a.       Each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject JAWS Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject JAWS Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject JAWS Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject JAWS Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject JAWS Equity Securities even if such Subject JAWS Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to JAWS’s officers or directors, any affiliates or family member of any of JAWS’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; and (E) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (A) through (E) must enter into a written agreement in form and substance reasonably satisfactory to the Seller agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

b.       In furtherance of the foregoing, JAWS hereby agrees to (i) place a revocable stop order on all Subject JAWS Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify JAWS’s transfer agent in writing of such stop order and the restrictions on such Subject JAWS Equity Securities under Section 3(a) and direct JAWS’s transfer agent not to process any attempts by the Class B Holder to Transfer any Subject JAWS Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of JAWS under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject JAWS Equity Securities.

4.       Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to JAWS, as if such Class B Holder is directly a party thereto, and (ii) Section 5.5(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to JAWS as if such Class B Holder is directly party thereto.

5.       Termination of JAWS Class B Shares Lock-up Period. Each Class B Holder and JAWS hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of that certain Letter Agreement, dated May 18, 2020, by and among JAWS, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“5. Reserved.”

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

6.       Termination of Registration Rights Agreement and Administrative Services Agreement. Each Class B Holder and JAWS hereby agree that effective as of the consummation of the Closing (and not before), (i) the Registration and Shareholder Rights Agreement, dated as of May 18, 2020, by and among JAWS and the Class B Holders and (ii) the Administrative Services Agreement, dated as of May 18, 2020, by and between JAWS and the Sponsor, shall each automatically terminate and be of no further force or effect, without any notice or other action by any Party.

7.       Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 5, 6 and 11 (solely to the extent related to the foregoing Sections 2, 5 or 6) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to the following Sections 8 or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8.       No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any JAWS Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the JAWS Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9.       Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject JAWS Equity Securities, and not, in the case of each Other Class B Holder in such Other Class B Holder’s capacity as a director, officer or employee of any JAWS Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any JAWS Party or as an officer, employee or fiduciary of any JAWS Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such JAWS Party.

10.       No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11.       Incorporation by Reference. Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment). 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Constructions; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial), 9.16 (Submission to Jurisdiction) and 9.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

JAWS SPONSOR LLC

By:	/s/ Barry S. Sternlicht
Name: Barry S. Sternlicht Title: Chief Executive Officer

JAWS ACQUISITION CORP.

By:	/s/ Joseph Dowling
Name: Joseph Dowling Title: Chief Executive Officer

PRIMARY CARE (ITC) HOLDINGS LLC

By:	/s/ Elliot Cooperstone
Name: Elliot Cooperstone Title: Manager

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS LLC

By:	/s/ Marlow Hernandez
Name: Marlow Hernandez Title: Chief Executive Officer

OTHER CLASS B HOLDERS:

/s/ Douglas I. Ostrover
Douglas I. Ostrover

/s/ Michael Baldock
Michael Baldock

/s/ Benjamin Weprin
Benjamin Weprin

SCHEDULE I

Other Class B Holders

1.	Douglas I. Ostrover
2.	Michael Baldock
3.	Benjamin Weprin